Exhibit 10(c)

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of the 2nd day of June, 2015 between REX RADIO AND TELEVISION, INC., an Ohio corporation (the “Corporation”), and DOUGLAS L. BRUGGEMAN (the “Employee”), under the following circumstances:

Recitals

A. The Corporation desires to employ Employee under the terms and conditions set forth in this Agreement.

B. Employee desires to accept such employment on the basis of the mutual benefits and covenants contained herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties agree as follow:

ARTICLE I – DUTIES OF EMPLOYEE

1.1 Duties of Employee. Employee shall be employed as Vice President-Finance, Chief Financial Officer and Treasurer of the Corporation for the period set forth in Article II below. Employee shall be subject to the supervision of the Chief Executive Officer and the Board of Directors of the Corporation and shall perform those managerial, executive, operational and administrative duties normally performed by such officer of a corporation.

1.2 Engaging in Other Employment. Employee shall devote a substantial portion of his business time, energies, attention and abilities to the business of the Corporation; provided, however, Employee shall not be prohibited from: (i) making investments in other businesses; (ii) participating as a Director/Manager role in such business within which he has invested; and/or (iii) serving as an independent director for any business, with full right to retain any fees or incentive grants related to such directorship.

1.3 Additional Duties. In addition to the foregoing duties, Employee shall perform such other work as may be assigned to him from time to time, subject to the instructions, directions and control of the Chief Executive Officer.

ARTICLE II – TERM OF EMPLOYMENT

2.1 Term. The Corporation shall employ Employee commencing as of the 1st day of February, 2015, and for a period of two (2) years through January 31, 2017 (the “Employment Period”) and any renewal period provided for in Section 2.2 below unless earlier terminated by Employee’s: (i) resignation; (ii) death; (iii) total disability; or (iv) termination of employment, as provided in Article VI. “Total Disability” shall mean such disability as shall render Employee incapable of performing substantially all of his duties for the Corporation as determined by a qualified physician chosen by the Corporation. Each twelve month period ending on January 31 during the Employment Period or any period of renewal provided for in Section 2.2 below shall be referred to as a “Performance Period.”

2.2 Renewal Term. The terms and conditions of this Employment Agreement shall automatically renew, without any further action by either party required, upon the expiration of the Employment Period and any period of renewal for subsequent one (1) year periods unless: (i) notice of termination is provided to the other party at least 180 days prior to the expiration of the Employment Period or any period of renewal; or (ii) this Employment Agreement is otherwise terminated pursuant to Article VI.

ARTICLE III - COMPENSATION AND EXPENSES

3.1 Compensation. Employee shall receive as compensation for services rendered under this Agreement a base salary of $275,700 per year, payable in equal bi-monthly installments of $11,487.50 per month on the 15th and last working day of each month (or such more frequent dates as the Corporation may choose), and prorated for any partial monthly period.

3.2 Expenses. Employee is authorized to incur reasonable expenses in connection with the performance of his duties for the Corporation, including expenses for entertainment of customers, travel, and similar business purposes. The Corporation will reimburse Employee for all such expenses upon the presentation of an itemized account of such expenditures and approval of the expenditures by a designated officer. In incurring reasonable business expenses, Employee shall conform to the policies of the Corporation as adopted by the Board of Directors from time to time.

ARTICLE IV - EMPLOYEE BENEFITS AND BONUSES

4.1 Employee Benefit Plans. Employee shall be entitled to participate in any qualified profit-sharing/401k plan, medical and dental reimbursement plan, group term life insurance plan, and any other employee benefit plan which may be established by the Corporation, such participation to be in accordance with the terms of any such plan.

4.2 Bonus.

(a) Bonus. In addition to Employee’s salary as provided in Section 3.1, Employee shall be entitled to an annual cash and/or incentive plan bonus computed based upon the earnings before income taxes (“EBT”) of REX American Resources Corporation (“REX”) determined by the independent public accountants then engaged by REX (the “Bonus”). EBT shall not include: (i) any expenses of REX relating to Bonuses, stock options, or other incentive plan benefits; and (ii) any extraordinary expense incurred by REX.

Employee’s Bonus shall be equal to 1.5% of the EBT for each fiscal year of REX during the Employment Period or any period of renewal, and shall be paid two-thirds in cash when determined and one-third in an award of restricted stock based on the then closing price of REX common stock vesting in one-third installments on the first three anniversaries of the grant.

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(b) Bonus Limitation. Notwithstanding Sections 4.2(a), Employee shall in no event receive a total bonus exceeding $1,500,000 in any fiscal year. Subject to Sections 6.3 and 6.7 below, the Corporation shall pay the Bonus to Employee during the calendar year in which the Performance Period ends.

4.3 Vacation. Employee shall be entitled to six (6) weeks of vacation during each 12-month period of the Employment Period or any period of renewal at full pay; provided, however, that any portion of a vacation not taken in any 12-month period may be taken in the subsequent 12-month period. The time for such vacation shall be selected by Employee. Employee shall not be entitled to vacation pay in lieu of vacation.

ARTICLE V - NONDISCLOSURE AND NONCOMPETITION

5.1 Confidential Information. Employee agrees to keep secret and confidential the Confidential Information (as defined below) and shall not use or disclose such information, either during or after his employment with the Corporation, for any purpose not authorized by the Corporation. Upon termination of his employment with the Corporation, Employee shall leave with the Corporation all records, including all copies thereof, containing any Confidential Information, including, but not limited to, such documents as memoranda, notes, records, reports, customer lists, manuals, drawings, blueprints and maps, computer drives, all computer records and e-mail records. “Confidential Information” means information about the Corporation and any of its subsidiaries which is disclosed to Employee or known by him as a consequence of or through his work with or on behalf of the Corporation (including information conceived, originated, discovered, or developed by him) not generally known about the Corporation, including, but not limited to, matters of a technical nature, such as “know-how,” innovations, research projects, methods, and matters of a business nature, such as information about costs, profits, markets, sales, lists of customers, suppliers, business processes, computer programs, accounting methods, information systems, business or marketing, financial plans and reports and any other information of a similar nature.

5.2 Restrictions on Competition. During the term of this Agreement and for a period of one (1) year after termination of Employee’s employment with the Corporation, for any reason, Employee shall not directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition in any manner whatsoever with the business of the Corporation within 50 miles of any location operated by the Corporation or its affiliates at the time of Employee’s termination.

5.3 Saving. In the event any provision of this Article V shall be held invalid, illegal, or unenforceable, the remaining provisions shall in no way be affected thereby, and shall continue in full force and effect. If, moreover, any one or more of the provisions contained in this Article V shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

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ARTICLE VI - TERMINATION

6.1 Termination of Employment For Cause. The Corporation may at any time terminate Employee’s employment “For Cause.” Such termination of employment For Cause shall not prejudice any other remedy to which the Corporation may be entitled either at law, in equity, or under this Agreement. Termination of employment “For Cause” shall mean termination upon: (i) Employee’s repeated failure or refusal to perform his duties hereunder faithfully, diligently, competently and to the best of his ability for reasons other than Total Disability; (ii) Employee’s violation of any material provision of this Agreement; or (iii) Employee’s clear and intentional violation of a state or federal law of which he is aware or should have been aware: (a) involving the commission of a felonious crime against the Corporation which has a materially adverse effect upon the Corporation; or (b) involving a felony other than against the Corporation having a materially adverse effect upon the Corporation, as determined in either case in the reasonable judgment of the Board of Directors.

6.2 Termination by Either Party. This Agreement may be terminated by either party with or without cause upon 180 days notice.

6.3 Effect of Termination of Employment Without Cause. In the event the Corporation terminates Employee’s employment other than: (a) “For Cause” (as defined in Section 6.1); or (b) due to death or Total Disability as provided in Section 2.1, the Corporation shall pay Employee, in full satisfaction and complete discharge of all obligations and liabilities of the Corporation to Employee under this Agreement or otherwise: (i) the balance of his compensation under Section 3.1 for the remainder of the Employment Period, payable no less frequently than bi-monthly; plus (ii) a Cash Bonus payment equal to 200% of the total Bonus paid to Employee for the Corporation’s prior fiscal year, but in no event less than $500,000; plus (iii) pursuant to any incentive plan maintained by the Corporation, Employee shall have the right, during such reasonable period of time established by the Compensation Committee, to exercise any awards held by Employee, in whole or in part, whether or not such award was otherwise exercisable at that time, and without regard to any vesting or other limitation on exercise imposed pursuant to such plan.

6.4 Effect of Termination For Cause on Compensation. In the event this Agreement is terminated prior to the completion of the Employment Period or any period of renewal For Cause, Employee shall be entitled to: (i) the compensation earned by him pursuant to Section 3.1 prior to the date of termination as provided for in this Agreement computed pro rata up to and including that date; and (ii) all Bonus payments pursuant to Section 4.2 calculated on a pro rata basis based upon Employee’s actual date of termination, and Employee shall automatically and completely forfeit any additional rights which could be alleged under any bonus plan established by the Corporation, Employee shall be paid his pro rata Bonus payments during the calendar year in which the Performance Period that includes the date of termination ends.

6.5 Effect of Death or Disability. In the event of the death or Total Disability of Employee during the Employment Period, Employee, or his Estate, shall be entitled to: (i) compensation earned by him pursuant to Section 3.1 hereof prior to the date of death or termination for Total Disability, computed pro rata up to and including that date; plus (ii) a pro

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rata portion of the Bonus payments pursuant to Section 4.2, for the year of Employee’s death or Total Disability based upon Employee’s actual date of termination. Employee shall be paid his pro rata Bonus payment during the calendar year in which the Performance Period that include the date of termination ends; plus (iii) pursuant to any incentive plan maintained by the Corporation, Employee shall have the right during such reasonable period of time established by the Compensation Committee, to exercise any awards held by the Employee in whole or in part, whether or not such award was otherwise exercisable at that time, and without regard to any vesting or other limitation on exercise imposed pursuant to such plan.

6.6 Effect of Voluntary Termination by Employee. In the event of the voluntary termination by Employee, pursuant to Section 6.2 hereof, Employee shall be entitled to: (i) compensation earned by him pursuant to Section 3.1 hereof prior to the date of termination, computed pro rata up to and including that date; plus (ii) a pro rata portion of the Bonus payment pursuant to Section 4.2, for the year of Employee’s voluntary termination based upon Employee’s actual date of termination. Employee shall be paid his pro rata Bonus payment during the calendar year in which the Performance Period that includes the date of termination ends.

If Employee terminates his/her employment voluntarily, after having obtained twenty (20) years of service with the Corporation and attained age 55, pursuant to any incentive plan maintained by the Corporation Employee shall have the right, during such reasonable period of time established by the Compensation Committee, to exercise any awards held by the Employee in whole or in part, whether or not such award was otherwise exercisable at that time, and without regard to any vesting or other limitation on exercise imposed pursuant to such plan.

6.7 Effect of Change In Control.

(a) For purposes of this Agreement, “Change in Control” means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act, provided that, without limitation, such a change in control shall include and be deemed to occur upon any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Exchange Act, but excluding any person described in and satisfying the conditions of Rule 13d-l(b)(1) thereunder), other than the Corporation, its subsidiaries or any employee benefit plan of the Corporation or any of its subsidiaries, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 25% or more of the combined voting power of the Corporation’s then outstanding securities;

(ii) The “Incumbent Directors” cease to constitute at least a majority of the Board of Directors. For purposes hereof, “Incumbent Directors” means the members of the Board of Directors at the effective date of this Agreement and the persons elected or nominated for election as their successors or pursuant to increases in the size of the Board of Directors by a vote of at least two-thirds of the Board members then still in office (or successors or additional members so elected or nominated);

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(iii) The shareholders of the Corporation approve a merger, combination, consolidation, recapitalization or other reorganization of the Corporation with one or more other entities that are not subsidiaries and, as a result of the transaction, less than 50% of the outstanding voting securities of the surviving or resulting corporation shall immediately after the event be owned in the aggregate by the stockholders of the Corporation (directly or indirectly), determined on the basis of record ownership as of the date of determination of holders entitled to vote on the action (or in the absence of a vote, the day immediately prior to the event); or

(iv) The shareholders of the Corporation approve a plan of liquidation and dissolution or the sale or transfer of substantially all of the Corporation’s business and/or assets as an entirety to an entity that is not a subsidiary.

Notwithstanding the foregoing, no Change in Control shall be deemed to have occurred if, prior to such time as a Change in Control would otherwise be deemed to have occurred, the Board of Directors determines otherwise.

(b) In the event Employee terminates his employment for “Good Reason” (as defined below) within twelve (12) months following a Change in Control of the Corporation, the Corporation shall pay Employee, in full satisfaction and complete discharge of all obligations and liabilities of the Corporation to Employee under this Agreement or otherwise: (i) the balance of his compensation under Section 3.1 for the remainder of the Employment Period, payable no less frequently than bi-monthly; plus (ii) a Cash Bonus payment equal to 200% of the total Bonus paid to Employee for the Corporation’s prior fiscal year, but in no event no less than $500,000; plus (iii) pursuant to any incentive plan maintained by the Corporation, Employee shall have the right, during such reasonable period of time established by the Compensation Committee, to exercise any awards held by the Employee in whole or in part, whether or not such award was otherwise exercisable at that time, and without regard to any vesting or other limitation on exercise imposed pursuant to such plan.

For purposes of this Agreement, “Good Reason” means (i) a reduction in Employee’s salary or bonus opportunity set forth in this Agreement, (ii) a significant diminution in Employee’s position, reporting relationships, authority, duties or responsibilities, (iii) relocation of Employee’s place of work outside of the Dayton, Ohio metropolitan area, (iv) a breach by the Corporation of this Agreement or (v) failure of the Corporation to assign this Agreement to a successor upon a Change in Control.

ARTICLE VII - WAIVER OF BREACH

7.1 Effect of Waiver. Waiver by the Corporation of any condition, or of the breach of Employee of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall not be deemed to be or construed as a further or continuing waiver of any such condition or to be a waiver either of any other condition or of the breach of any other term or covenant of this Agreement. The failure of the Corporation at any

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time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to require the same.

ARTICLE VIII - MISCELLANEOUS

8.1 Notices. All notices and other communications by any party hereto shall be made in writing to the other party and shall be deemed to have been duly given when mailed by United States certified mail, with postage prepaid, addressed as the parties hereto may designate from time to time in writing.

8.2 Entire Agreement. This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the Corporation, and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever.

8.3 Assignability. Neither this Agreement, nor any duties or obligations hereunder shall be assignable by Employee without the prior written consent of the Chief Executive Officer or Board of Directors of the Corporation.

8.4 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

8.5 Captions. The captions in this Agreement are inserted for convenience only and shall not be considered part of or affect the construction or interpretation of any provision of this Agreement.

8.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

8.7 Parent Entity. References in this Agreement to the Corporation shall include REX, the ultimate parent entity of the Corporation, as the context or circumstance requires to give effect to the purpose and intent of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

REX RADIO AND TELEVISION, INC.,
An Ohio corporation,

By:	/s/ Edward M. Kress

EMPLOYEE

/s/ Douglas L. Bruggeman
Douglas L. Bruggeman
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